Exhibit 1.2

Midtown Partners & Co., LLC
4218 West Linebaugh Avenue
Tampa, FL 33624
Phone: 813.885.5744 ♦ Fax: 813.885.5911

UNDERWRITER AGENT AGREEMENT
AMENDMENT NO. 1

This Underwriter Agent Agreement Amendment No. 1 is dated as of March 28, 2011 by and between Midtown Partners & Co., LLC (the "Underwriter Agent") and Nanoviricides, Inc. (the "Company").

WHEREAS, the Underwriter Agent and the Company have previously entered into a Underwriter Agent Agreement dated as of March 3, 2010 (the "Original Agreement"); and

WHEREAS, the Underwriter Agent and the Company desire to amend certain terms of the Original Agreement.

NOW THEREFORE, for good and valuable consideration, the parties agree as follows.

1.	All terms not otherwise defined herein shall have the meaning ascribed to such terms in the Original Agreement.

2.
The parties desire to extend the Term set forth in the Original Agreement beyond its termination date to March 3, 2012. The Company will prepare a supplement to its underwriter agreement memorandum to include disclosure regarding the new Term.

3.
The parties desire to amend the cash placement fee to six percent (6%) of the gross purchase paid for the Securities, payable in full, at each Closing for the sale of any of the securities to purchasers introduced to the Company by Midtown. The Company will prepare a supplement to its underwriter agreement memorandum to include disclosure regarding the new Term.

4.	Other than as provided for herein, the Original Agreement shall remain in full force and effect.

5.	This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute a single instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day written hereof.

MIDTOWN PARTNERS & CO., LLC

		By:	[illegible]

Nanoviricides Inc

By:	/s/ Anil R. Diwan
/s/ Anil R. Diwan, [illegible]
President & Chairman